Exhibit (a)(2)

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “NEW MOUNTAIN GUARDIAN CORPORATION”, CHANGING ITS NAME FROM “NEW MOUNTAIN GUARDIAN CORPORATION” TO “NEW MOUNTAIN FINANCE CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF FEBRUARY, A.D. 2011, AT 12:56 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Jeffrey W Bullock
	Jeffrey W Bullock, Secretary of State
4842391 8100	AUTHENTICATION:	8584663

110220011	DATE:	02-25-11

You may verify this certificate online at corp.delaware.gov/authver. shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:57 PM 02/25/2011 FILED 12:56 PM 02/25/2011 SRV 110220011 - 4842391 FILE

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

NEW MOUNTAIN GUARDIAN CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

The undersigned Secretary of New Mountain Guardian Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.               ARTICLE FIRST of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

“FIRST. The name of the Corporation is New Mountain Finance Corporation.”

2.               This Certificate of Amendment has been duly authorized and adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed and acknowledged by its duly authorized officer this 25th day of February, 2011.

NEW MOUNTAIN GUARDIAN CORPORATION

By:	/s/ Paula Bosco
Name: Paula Bosco Title: Secretary and Chief Compliance Officer